UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 25, 2013

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In an opinion handed down on January 25, 2013, the Kentucky Court of Appeals overturned a $28.45 million jury verdict returned against Atmos Energy Corporation and two of our subsidiaries in a lawsuit filed in September 2009 in the Circuit Court of Edmonson County, Kentucky arising out of the Park City gas gathering project. The dispute which gave rise to the litigation involved the amount of royalties due from a third party producer to landowners for natural gas produced from the landowners’ properties. The third party producer was operating pursuant to leases between the landowners and certain investors/working interest owners.

In a unanimous decision by a three-judge panel, the Court of Appeals reversed the claims asserted against Atmos Energy and our subsidiaries by the landowners and the investors/working interest owners. The Court of Appeals concluded that all of the claims that Atmos Energy and our subsidiaries appealed should have been dismissed by the trial court as a matter of law. The Court of Appeals let stand the jury verdict on one claim that Atmos Energy and our subsidiaries chose not to appeal, which was a trespass claim. The jury had awarded a total of $10,000 in compensatory damages to one landowner on that claim. The Court of Appeals vacated all of the other damages awarded by the jury and remanded the case to the trial court for a new trial, solely on the issue of whether punitive damages should be awarded to that landowner and, if so, in what amount. The landowners and the investors/working interest owners may seek discretionary review from the Supreme Court of Kentucky. The decision of the Court of Appeals will not become final until that process is completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: January 29, 2013	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President, General Counsel and Corporate Secretary